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News Release

For Immediate Release


            OccuLogix Re-Acquires its Intellectual Property Rights to
              Non-Ophthalmic Indications for RHEO in North America

     - Enters Into Supply and Co-Marketing Agreement with Mobile Provider -

TORONTO, ON--March 29, 2005-- OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) today announced that, in connection with entering into a supply and co-marketing agreement with Rheogenx Biosciences Corporation ("Rheogenx"), OccuLogix has re-acquired its patent, know-how and trademark rights to non-ophthalmic indications for RHEO in North America that the Company had previously licensed to Rheogenx.

The supply and co-marketing agreement secures for PhercSys Therapeutics Corporation ("PhereSys"), Rheogenx's wholly-owned subsidiary, a supply of pumps and disposable treatment sets. In addition, OccuLogix will provide marketing support for PhereSys' mobile apheresis business, upon OccuLogix obtaining FDA approval to market its RHEO System in the United States. PhereSys is focused on building and consolidating a network of mobile apheresis operations which enable doctors and institutions to take advantage of both the current market opportunities available through apheresis, as well as the potential market opportunity that will emerge with the approval of the RHEO treatment.

"While we remain 100 percent focused on successfully obtaining FDA approval to market our RHEO System for the treatment of Dry Age-Related Macular Degeneration, we recognize that there may be a number of other micro-vascular indications for which the RHEO System could also prove to be effective," commented Elias Vamavakas, OccuLogix's Chairman and CEO.

Vamvakas continued, "This agreement allows us to pursue opportunities for the RHEO System even beyond Dry AMD in the future, and provides us with an important new customer in the nearer term. We believe that, once FDA approved, a large number of doctors will want to incorporate RHEO into their existing practices. In order to facilitate a rapid roll-out to these service providers, we will support PhereSys and supply their marketing materials to doctors who may be looking for a mobile provider."

About OccuLogix, Inc.

OccuLogix is an ophthalmic therapeutic company founded to commercialize innovative evidence-based treatments for eye diseases, including age-related macular degeneration. AMD is the leading cause of late onset visual impairment and legal blindness in people over the age of 50. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'.

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Forward Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION PLEASE CONTACT:

OccuLogix, Inc.
Stephen Kilmer
VP, Corporate Affairs
(905) 602-0887 ext. 3904
stephen.kilmer@occulogix.com